Exhibit (4)(f)(i)

ADDITIONAL BENEFITS SPECIFICATIONS

GUARANTEED MARKET PROTECTION BENEFIT RIDER:

[Marketing Name]

Effective Date:	[Issue Date]

Initial Term:	[10] Contract Years

Initial GMPB Buffer Factor:	[15%]

GMPB Purchase Payment Window:	[90 days]

Annual Rider Fee Rate:	[1.00]%

The above-listed Annual Rider Fee Rate is guaranteed for the initial Term. The Annual Rider Fee Rate will never exceed the Maximum Annual Rider Fee Rate indicated below.

Maximum Annual Rider Fee Rate:	[1.50]%

Cancellation Thresholds for initial Term:

Completed Years of Term at time request to terminate is received	Cancellation Threshold
0	110%
1	120%
2	130%
3	140%
4	150%
5	160%
6	170%
7	190%
8	195%
9	200%

ICC21-DLIC-VA-ABPGMPB	[3-E]

Designated Investment Option Subaccount Listing for initial Term:

[AB VPS Balanced Wealth Strategy

American Funds IS® Asset Allocation

American Funds IS® Global Balanced

BlackRock iShares Dynamic Allocation V.I.

BlackRock Global Allocation V.I.

Columbia VP Balanced

First Trust/Dow Jones Dividend & Income Allocation

Franklin Allocation VIP

Franklin Income VIP

Invesco Oppenheimer VI Conservative Balanced

Invesco VI Core Plus Bond

Janus Henderson VIT Balanced

JPMorgan Insurance Trust Income Builder

MFS® VIT III Conservative Allocation

MFS® VIT III Moderate Allocation

MFS® VIT Total Return

Morgan Stanley VIF Global Strategist

Putnam VT George Putnam Balanced

Putnam VT Global Asset Allocation

QS Variable Conservative Growth]

ICC21-DLIC-VA-ABPGMPB	[3-E]